Exhibit 10.37

ALCOA CORPORATION

2016 DEFERRED FEE PLAN FOR DIRECTORS

(Effective November 1, 2016 and as amended and restated on December 5, 2018)

Article I	Introduction

Alcoa Corporation (the "Company") has established this 2016 Deferred Fee Plan for Directors, as amended (the "Plan") to provide nonemployee directors with an opportunity to defer receipt of fees earned for services as a member of the Company's Board of Directors (the "Board"), to provide for deferrals of Restricted Share Units (as defined herein) with respect to common stock of the Company granted to non-employee directors, and to receive liabilities transferred from the Alcoa Inc. Plans.

Article II	DEFinitions
2.1	Definitions. The following definitions apply unless the context clearly indicates otherwise:
(a)	Alcoa Inc. Plans means the Alcoa Inc. Deferred Fee Plan for Directors (the "Alcoa Inc. 1999 Plan") and the Alcoa Inc. 2005 Deferred Fee Plan for Directors (the "Alcoa Inc. 2005 Plan").
(b)

Legacy Alcoa DSU Account means any amount held in a Director's Deferred Fee Account that is notionally credited in Shares, in accordance with the terms of the Employee Matters Agreement and Article VII.

(c)

Alcoa Stock Fund means, with respect to a Director who prior to the Effective Date participated in one or both of the Alcoa Inc. Plans, the investment option established under the Alcoa Inc. Plans with reference to the Alcoa Stock Fund under Alcoa Inc.'s principal tax-qualified retirement savings plan for salaried employees.

(d)

Annual Equity Award means the annual Restricted Share Unit award that a Director will be entitled to receive as compensation for serving as a Director in a relevant year (not including any Fees), which will be granted under the Stock Plan.

(e)	Beneficiary means the person or persons designated by a Director under Section 4.1 to receive any amount payable under Section 5.3.
(f)	Board has the meaning ascribed to such term in Article I.
(g)	Chairman means the Chairman of the Board.
(h)	Code means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i)	Company has the meaning ascribed to such term in Article I.
(j)	Credits means amounts credited to a Director's Deferred Fee Account, with all Investment Option units valued by reference to the comparable fund offered under the Savings Plan.

(k)

Deferred Fee Account means a bookkeeping account established by the Company in the name of a Director with respect to amounts deferred into Investment Options hereunder. For the avoidance of doubt, Deferred Fee Account does not include any amounts deferred into Deferred Fee RSU Awards.

(l)	Deferred Fee RSU Award means each award of Restricted Share Units granted in lieu of Fees pursuant to a deferral election made by a Director pursuant to Article III.
(m)

Director means a nonemployee member of the Board who participates in this Plan. Any Director who is a director or chairman of the board of directors of a subsidiary or affiliate of the Company shall not, by virtue thereof, be deemed to be an employee of the Company or such subsidiary or affiliate for purposes of eligibility under this Plan.

(n)

Director Share Ownership Guideline means the minimum value of Shares (or, if applicable, units in the Legacy Alcoa DSU Account), required to be held by each Director until retirement from the Board, as established from time to time by the Board. Effective November 1, 2016, the Director Share Ownership Guideline for a Director is $750,000. A Director's compliance with the Director Share Ownership Guideline shall be measured based on the value of the Director's investment as of January 1 of each year, or on such other date as may be designated by the Secretary's office (the "Annual Valuation Date").

(o)	Effective Date means November 1, 2016, the effective date of the separation of the Company's business from Alcoa Inc.'s business.
(p)

Employee Matters Agreement means the Employee Matters Agreement dated as of the Effective Date by and between Alcoa Inc. and the Company relating to the transfer of employees in connection with the separation of the Company's business from Alcoa Inc.'s business, as amended, which agreement is incorporated herein by reference.

(q)

Equity Restructuring means a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split (including a reverse stock split), spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares.

(r)

Fair Market Value means, with respect to Shares on any given date, the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the closing price as reported for the next business day on which that exchange is open for business will be used.

(s)

Fees means all cash amounts payable to a Director for services rendered as a member of the Board that are specifically designated as fees, including, but not limited to, annual and/or quarterly retainer fees, fees (if any) paid for attending meetings of the Board or any Committee thereof, fees for serving as a Committee Chair, as Lead Director or Chairman or as a member of a Committee, and any per diem fees.

(t)	Investment Options means the respective options established hereunder with reference to the comparable funds under the Savings Plan, with the exception of the Company's Stock Fund.
(u)	Plan has the meaning ascribed to such term in Article I.
(v)	Restricted Share Unit means an award of a right to receive Shares, including any such award that is granted under, and subject to the terms of, the Stock Plan.
(w)	Shares means the shares of common stock of the Company, $0.01 par value per Share.
(x)	Savings Plan means the Company's principal tax-qualified retirement savings plan for salaried employees.
(y)	Secretary means the Secretary of the Company.
(z)	Separation from Service means a "separation from service" as defined in Section 409A of the Code.
(aa)	Stock Plan means the Alcoa Corporation 2016 Stock Incentive Plan, as may be amended from time to time in accordance with its terms, and any successor thereto.
(bb)

Unforeseeable Emergency means a severe financial hardship to the Director resulting from (1) an illness or accident of the Director or his or her spouse or dependent; (2) loss of the Director's property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director's control. For the avoidance of doubt, a circumstance does not constitute an "Unforeseeable Emergency" for purposes of the Plan unless such circumstance constitutes an "unforeseeable emergency" as defined in Section 409A of the Code.

Article III	DEFERRAL OF COMPENSATION
3.1

Deferral of Fees.  A Director may elect, with respect to each calendar year, to defer under the Plan the receipt of all Fees or a specified portion (in 1% increments) of the Fees otherwise payable to him or her and may elect to invest such deferred Fees in one or more Investment Options and/or in Deferred Fee RSU Awards. Fees deferred in respect of each calendar year shall be separately designated and tracked in an individual sub-account to the Director's Deferred Fee Account (each, an "Annual Sub-Account") and shall be paid in accordance with Article V of the Plan.

3.2

Deferral of Restricted Share Units. Unless otherwise determined by the Board or as may be required pursuant to Section 6.6, any Restricted Share Units granted to a Director (whether as a Deferred Fee RSU Award or an Annual Equity Award) shall, once any vesting requirements have been met (i.e., once earned and non-forfeitable), be deferred and paid in accordance with Article V of the Plan. Any dividend equivalents on Restricted Share Units shall be deferred and paid in the same manner and at the same time as the Restricted Share Units to which they relate.

3.3

Manner of Electing Deferral. A Director may elect to defer the receipt of all or certain Fees and may elect the form of payment of Restricted Share Units by giving written notice (including by electronic means) to the Secretary on an election form provided by the Company, or in any other manner that is deemed sufficient from time to time by the Board (including by means of a standing election intended to apply to subsequent calendar years until modified by the Director). Such election form will require the Director to specify (i) the percentage (if any) of the Director's Fees that will be deferred and the manner of investment of such deferred Fees in accordance with Sections 3.5 and 3.6, and (ii) the form of payment of any deferred Fees (including Deferred Fee RSU Awards) and, separately, of the Director's Annual Equity Award, which in each case, may be either a single lump sum payment or ten (10) annual installment payments (and no other number of installments).  In the event and to the extent that a Director fails to specify the form of payment, payment will be made in a lump sum. Payment will be made in accordance with Article V of the Plan.

3.4

Timing of Elections of Deferral. An election to defer Fees and to elect the form of payment of an Annual Equity Award shall be made prior to the beginning of the calendar year in which the Fees will be earned or, as applicable, the Annual Equity Award will be granted (including by means of a standing election intended to apply to subsequent calendar years until modified by the Director); provided, however, that an election made within 30 days after a person first becomes a Director shall be effective for Fees earned, or any Annual Equity Award granted, in the same calendar year, but after the date of such deferral election. The election to defer receipt of payment may not be cancelled or modified after it becomes irrevocable under Section 409A of the Code unless the Chairman, in his sole discretion, determines in accordance with Section 5.1 that an Unforeseeable Emergency exists, or except as otherwise permitted by the Code.

3.5

Deferring Fees into Investment Options. A Director may designate all or a portion of his or her deferred Fees to be invested in one or more of the Investment Options, in which case, the   Director's deferred Fees shall be credited to the designated Investment Option(s) at the beginning of the calendar quarter following the quarter in which such Fees were earned. Such Fees shall be credited to the Director's Deferred Fee Account as Credits for "units" in the Director's Deferred Fee Account. As of any specified date, the value per unit in the Director's Deferred Fee Account shall be deemed to be the value determined for the comparable fund under the Savings Plan.

3.6

Deferred Fee RSU Awards. A Director may designate all or a portion of his or her deferred Fees to be invested in Deferred Fee RSU Awards, except that a deferral of Fees pursuant to an election made within 30 days after a person first becomes a Director may be invested in Deferred Fee RSU Awards only with respect to any Fees to be earned in the quarter (or other Fees payment period) following the quarter in which the Director commences service on the Board. The number of Restricted Share Units subject to each Deferred Fee RSU Award shall be determined by dividing the dollar amount of the Fees subject to the Director's election by the Fair Market Value of a Share on the date(s) that such Fees (or any installment thereof) would otherwise have been paid in cash to the Director (the "Fees Payment Date"). Unless otherwise determined by the Board, the Deferred Fee RSU Award shall (i) be granted on the applicable Fees Payment Date(s), (ii) not be subject to vesting requirements or other forfeiture restrictions, and (iii) be granted under, and subject to the terms of, the Stock Plan and evidenced by a form of Award Agreement (as defined in the Stock Plan) that shall be approved by the Board prior to the grant of any such Deferred Fee RSU Award, which Award Agreement is incorporated by reference into this Section 3.6. The Shares subject to the Deferred Fee RSU Award shall be delivered to the Director in accordance with Article V of the Plan.

3.7

Subsequent Deferral Elections. After a deferral election made by a Director in accordance with this Article III has become irrevocable under Section 409A of the Code, the Director may elect to change the time and form of payment of the deferred amount covered by such election only once by submitting a payment election change at least (12) months prior to the date on which the deferred amount (or first installment thereof, as applicable) is scheduled to be paid (the "First Scheduled Payment Date") that will result in a delay of payment (or commencement of payment) of such deferred amount (i.e., a re-deferral) until the date that is at least five (5) years after the First Scheduled Payment Date. A payment election change is irrevocable upon receipt and shall not take effect until the first date that is at least twelve (12) months after the date of receipt.  Any such change in the time and form of payment of deferred Fees will apply to, and require a five (5) year re-deferral of, all deferred Fees (including Deferred Fee RSU Awards) previously deferred under the Plan by the Director as of the date of such change.  Equally, any such change in the time and form of payment of an Annual Equity Award will apply to, and require a five (5) year re-deferral of, all Annual Equity Awards or any other deferred Restricted Share Units or deferred equity awards previously deferred under the Plan by the Director as of the date of such change.

3.8

Transfers Between Investment Options. Subject to Section 7.3, to the extent that a Director has Credits notionally invested in one or more Investment Options (other than the Legacy Alcoa DSU Account, if applicable), the Director may elect to designate a different Investment Option for all or any portion of such Credits in accordance with the procedures established by the Board from time to time.

3.9

Method of Payment. All payments with respect to a Director's Deferred Fee Account shall be made in cash, and no Director shall have the right to demand payment in Shares or in any other medium. Subject to the terms of the Stock Plan, if applicable, and except as set forth in Section 5.2, all payments with respect to Deferred Fee RSU Awards and Annual Equity Awards shall be made in Shares.

Article IV	Beneficiaries
4.1

Designation of Beneficiary. Each Director may designate from time to time one or more natural persons or entities as his or her Beneficiary or Beneficiaries to whom the amounts credited to his or her Deferred Fee Account and/or his or her Deferred Fee RSU Awards are to be paid if he or she dies before all such amounts have been paid to the Director. Each Beneficiary designation shall be made on a form prescribed by the Company and shall be effective only when filed with the Secretary during the Director's lifetime. Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. In the absence of an effective Beneficiary designation, or if payment cannot be made to a Beneficiary, payment shall be made to the Director's estate. Any beneficiary designation with respect to an Annual Equity Award or Deferred Fee RSU Award will be made in accordance with the terms of the Stock Plan, to the extent applicable.

Article V	PAYMENTS
5.1

Payment upon Unforeseeable Emergency. No payment may be made from a Director's Deferred Fee Account or in settlement of a Director's Annual Equity Awards and Deferred Fee RSU Awards except as provided in this Article V, unless an Unforeseeable Emergency exists as determined by the Chairman in his sole discretion. If an Unforeseeable Emergency is determined by the Chairman to exist, the Chairman shall determine when and to what extent Credits in the Director's Deferred Fee Account and/or Shares underlying the Director's Annual Equity Awards and Deferred Fee RSU Awards may be paid to such Director prior to or after the Director's

Separation from Service; provided, however, that the amounts distributed in connection with such an emergency cannot exceed the amounts necessary to satisfy the emergency plus what is necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director's assets (to the extent such liquidation would not itself cause severe financial hardship). All payments with respect to an Unforeseeable Emergency shall be made in a lump sum upon the Chairman's determination that an Unforeseeable Emergency exists, subject to any advance approval by the Board as may be required for purposes of exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended.

5.2	Payment upon a Director's Separation from Service.
(a)

Payment of any amount in a Director's Deferred Fee Account (valued in accordance with the last sentence of Section 3.5) and of the Director's Deferred Fee RSU Awards (if any) and Annual Equity Awards shall be made following the Director's Separation from Service, as set forth in this Section 5.2, except as otherwise set forth in Section 5.1 or Section 5.3.

(b)

To the extent a Director elected to receive a lump sum payment, such payment shall be made in the sixth calendar month that commences following the date of the Director's Separation from Service, but in no event earlier than after a full six (6) months following such Separation from Service, subject to any subsequent deferral election made by the Director pursuant to Section 3.7.

(c)

To the extent a Director elected to receive installment payments, the first such installment payment shall be made either (i) during the sixth calendar month that commences following the Director's Separation from Service, but in no event earlier than after a full six (6) months following such Separation from Service, or (ii) during the first month of the calendar year following the Director's Separation from Service, whichever of (i) or (ii) occurs later, subject to any subsequent deferral election made by the Director pursuant to Section 3.7. Subsequent installment payments shall be made during the first calendar month of each succeeding year until the Director's Deferred Fee Account is exhausted or all Restricted Share Units have been paid, as applicable. If the Director elected to receive deferred Fees credited to any Annual Sub-Account or settlement of a Deferred Fee RSU Award or Annual Equity Award in installment payments, the amount of each payment shall be, respectively, a fraction of the value of the Director's Annual Sub-Account and in such sub-account, or a fraction of the number of Restricted Share Units that remains subject to such Deferred Fee RSU Award or Annual Equity Award, in each case on the last day of the calendar month preceding payment, the numerator of which fraction is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Any fractional Share portion of an installment payment of a Deferred Fee RSU Award or Annual Equity Award, or any portion of a dividend equivalent on such award that was not reinvested in additional Restricted Share Units pursuant to its terms, will be paid in cash at the same time as the installment payment to which it is attributable.

5.3

Payment upon a Director's Death. If a Director dies with any amount credited to his or her Deferred Fee Account and/or any outstanding Deferred Fee RSU Awards, the value of said Deferred Fee Account and/or Shares underlying such Deferred Fee RSU Awards shall be paid as soon as administratively practicable in a single payment to the Beneficiary (or in separate payments to the Beneficiaries if more than one were designated by the Director) or to the

Director's estate, as the case may be (subject to the terms of the Stock Plan if and to the extent applicable to the Deferred Fee RSU Awards). If a Director dies with any outstanding Annual Equity Awards that are vested (or become vested upon the Director's death), such awards shall be paid as soon as administratively practicable in a single payment to the party eligible to receive such payment under the terms of the Stock Plan.

5.4	Separate Payments. Each payment payable under this Plan is intended to constitute a separate payment for purposes of Section 409A of the Code.
Article VI	MISCELLANEOUS
6.1

Director's Rights Unsecured. Payments payable hereunder shall be payable out of the general assets of the Company, and no segregation of assets for such payments shall be made by the Company. The right of any Director or Beneficiary to receive payments from a Deferred Fee Account shall be a claim against the general assets of the Company as an unsecured general creditor. The Company may, in its absolute discretion, establish one or more trusts or reserves, which may be funded by reference to amounts of Credits standing in the Director's Deferred Fee Accounts hereunder or otherwise. Any such trust or reserve shall remain subject to the claims of creditors of the Company. If any amounts held in a trust of the above described nature are found (due to the creation or operation of said trust) in a final decision by a court of competent jurisdiction, or under a "determination" by the Internal Revenue Service in a closing agreement in audit or final refund disposition (within the meaning of Section 1313(a) of the Code), to have been includable in the gross income of a Director or Beneficiary prior to payment of such amounts from said trust, the trustee for the trust shall, as soon as practicable, pay to such Director or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Director's or Beneficiary's future benefits payable under this Plan. The trustee shall not make any distribution to a Director or Beneficiary pursuant to this paragraph unless it has received a copy of the written determination described above, together with any legal opinion that it may request as to the applicability thereof.

6.2

Responsibility for Taxes. The Director or Beneficiary is liable for any and all taxes that are applicable to the amounts payable under the Plan, including any taxes deemed payable prior to payment out of the Plan.

6.3

Nonassignability. The right of any Director or Beneficiary to the payment of Credits in a Deferred Fee Account shall not be assigned, transferred, pledged or encumbered and shall not be subject in any manner to alienation or anticipation.

6.4

Administration and Interpretation. The Plan shall be administered by the Board. Subject to the terms of the Plan and applicable law and without limitation, the Board shall have full power and authority to: (i) designate Directors for participation, (ii) determine the terms and conditions of any deferral made under the Plan, (iii) interpret and administer the Plan and any instrument or agreement relating to, or deferral made under, the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (v) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. To the extent permitted by applicable laws, the Board may, in its discretion, delegate to the Secretary's office any or all authority and responsibility to act with respect to administrative matters relating to the Plan, and to the extent set forth in the Plan, the Board may delegate certain questions of construction and interpretation to the Chairman, whose decision on such matters shall be final and binding. The determination of the Board on all matters within its authority relating to the Plan shall be final, conclusive and binding upon all parties, including the Company, its shareholders, the Directors and any Beneficiary.

6.5

Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any deferral election form shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any deferral election form would otherwise frustrate or conflict with this intent, the provision, such provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on a Director.

6.6

Non-U.S. Directors. Directors who are foreign nationals or residents or employed outside the United States, or both, may participate in the Plan on such terms and conditions different from those applicable to Directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law, regulations or tax policy.

6.7

Amendment and Termination. The Plan may be amended, modified or terminated at any time by the Board. No amendment, modification or termination shall, without the consent of a Director, adversely affect such Director's rights with respect to amounts theretofore credited to his or her Deferred Fee Account or with respect to Annual Equity Awards or Deferred Fee RSU Awards theretofore granted to such Director.

6.8	Notices. All notices to the Company under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.
6.9

Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any choice of law provisions, which may indicate the application of the laws of another jurisdiction.

Article VII	TRANSFER OF LIABILITIES UNDER ALCOA INC. PLANS
7.1

Transfer of Liabilities. In accordance with the terms of the Employee Matters Agreement, if prior to the Effective Date a Director participated in one or both of the Alcoa Inc. Plans, the Director's Deferred Fee Account or Legacy Alcoa DSU Account, as applicable, will be credited with the applicable amount of such Director's deferred fee account balance under the Alcoa Inc. Plan(s) and all liabilities relating to the participation of the Director in the Alcoa Inc. Plan(s) shall be transferred to this Plan and assumed by the Company. To the extent the Director's deferred fee account balance under the Alcoa Inc. Plan(s) was invested in one or more investment options other than the Alcoa Stock Fund, it will be reflected as a Credit in an equivalent Investment Option(s) in the Director's Deferred Fee Account, as determined by the Company.

7.2

Adjustment of Credits in Alcoa Stock Fund. Any amount transferred from a Director's deferred fee account under an Alcoa Inc. Plan that was notionally invested in the Alcoa Stock Fund will, following adjustment of such amount in accordance with the terms of the Employee Matters

Agreement, be held as a Credit in the Legacy Alcoa DSU Account and will be subject to the terms set forth in Section 7.3 and Section 7.4.
7.3

Transfers to or from the Legacy Alcoa DSU Account. The Legacy Alcoa DSU Account has been established solely for the purpose of receiving amounts transferred from a Director's deferred fee account under an Alcoa Inc. Plan and is not an Investment Option under this Plan. No deferred Fees or Credits notionally invested in Investment Options may be credited to, or transferred into, the Legacy Alcoa DSU Account. A Director who holds Credits in the Legacy Alcoa DSU Account may not transfer such Credits to other Investment Options if, as of the last Annual Valuation Date, the Director is not in compliance with the Director Share Ownership Guideline. If the Director is in compliance with the Director Share Ownership Guideline as of the last Annual Valuation Date, the Director may transfer Credits from the Legacy Alcoa DSU Account to other Investment Options only upon preclearance of such transaction by the Secretary in accordance with the Company's Insider Trading Policy. Notwithstanding the foregoing, beginning six (6) months after the Director's Separation from Service, and prior to a complete distribution of any amounts in the Director's Deferred Fee Account, the Director may transfer Credits from the Legacy Alcoa DSU Account to other Investment Options to the same extent and frequency as a participant in the Savings Plan may transfer investment credits into or out of the Company's Stock Fund. Any transfer out of the Legacy Alcoa DSU Account permitted by this Section 7.3 can be accomplished only once every fifteen (15) days. In addition, such transfers shall be subject to reasonable administrative minimums, and any other restrictions recommended by counsel to ensure compliance with applicable law.

7.4

Capitalization Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of the Shares or, alternatively, in the event of an Equity Restructuring, any Credits in the Legacy Alcoa DSU Account will be subject to the applicable adjustment provisions of the Stock Plan.

7.5

Assumption of Terms of Alcoa Inc. Plans. Deferred fee amounts that are transferred to a Director's Deferred Fee Account from his or her account under an Alcoa Inc. Plan will be subject to the same terms and conditions as applied under the applicable Alcoa Inc. Plan. To effectuate the foregoing, the Company hereby adopts the terms of the Alcoa Inc. 1999 Plan as Appendix A to the Plan and the terms of the Alcoa Inc. 2005 Plan as Appendix B to the Plan (together, the "Appendices"), which shall apply, respectively, to deferred fee amounts transferred from the Alcoa Inc. 1999 Plan and the Alcoa Inc. 2005 Plan. For purposes of the Company's adoption of the terms of the Alcoa Inc. Plans, unless the context otherwise requires, references in an Alcoa Inc. Plan to: (i) the "Company" means Alcoa Corporation, (ii) the "Board of Directors" or the "Board" means the Board of Directors of Alcoa Corporation, (iii) the "Alcoa Stock Fund" means the Legacy Alcoa DSU Account, (iv) "stock," "common stock" or "shares" means shares of Alcoa Corporation common stock, and (v) "Investment Options" means the Investment Options under Section 2.1(t) of the Plan. Further, notwithstanding the terms of the Alcoa Inc. Plans, transfers of Credits between Investment Options or from the Legacy Alcoa DSU Account will be governed by Section 3.8 and Section 7.3 of the Plan, and any change to a Director's previous deferral election that is permitted under the Alcoa Inc. 2005 Plan will be subject to the subsequent deferral election requirements in Section 3.7 of the Plan. The Appendices, as modified by this Section 7.5, are incorporated by reference in this Article VII.

APPENDIX A

ALCOA INC.

DEFERRED FEE PLAN FOR DIRECTORS

(Amended July 9, 1999)

Article I

INTRODUCTION

Alcoa Inc. (the "Company") has established this Deferred Fee Plan for Directors (the "Plan") to provide non-employee Directors with an opportunity to defer receipt of cash fees to be earned for services rendered as a Director, generally until after termination of service as a Director.

Article II

DEFINITIONS

2.1	Definitions. The following definitions apply unless the context clearly indicates otherwise:
(a)	Alcoa Stock Option shall mean the Investment Option established hereunder with reference to the Alcoa Stock fund under the Savings Plan.
(b)	Beneficiary means the person or persons designated by a Participant under Section 4.1 to receive any amount payable under Section 5.3.
(c)	Board of Directors means the Board of Directors of the Company.
(d)	Committee means the Inside Director Committee of the Board.
(e)

Credits means amounts credited to a Participant's Deferred Fee Account, with all Investment Option units valued by  reference to the comparable fund offered under the Company's principal savings plan for salaried employees ("Savings Plan").

(f)	Deferred Fee Account means a bookkeeping account established by the Company in the name of a Director with respect to amounts deferred hereunder.
(g)

Director means a non-employee member of the Board of Directors. Any Director who is a director or chairman of the board of directors of a subsidiary or affiliate of the Company shall not, by virtue thereof, be deemed to be an employee of the Company or such subsidiary or affiliate for purposes of eligibility under this Plan.

(h)

Fees means all cash amounts payable to a Director for services rendered as a Director and which are specifically designated as fees, including, but not limited to, annual and/or quarterly retainer fees, fees (if any)paid for attending meetings of the Board of Directors or any committee thereof and any per diem fees.

(i)

Investment Option means the respective options established hereunder with reference to the comparable funds under the Savings Plan, except as otherwise determined by the Committee for any fund added to the Savings Plan after January 1, 1993.

(j)	Participant means a person who has elected to participate in the Plan.
(k)	Secretary means the Secretary of the Company.
(l)

Unforeseeable Emergency means a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, which cannot be eliminated by other reasonably available resources of the Participant.

Article III

DEFERRAL OF COMPENSATION

3.1

Amount of Deferral.  A Director may elect to defer receipt of all Fees, or of all Fees of one or more types, or a specified portion (in 10% increments) of either of the foregoing, otherwise payable to him or her.

3.2	Manner of Electing Deferral. A Director may elect, or modify a prior election, to defer the receipt of all or certain Fees by giving written notice to the Secretary on a form provided by the Company.
3.3

Time of Election of Deferral; Revocation.  An election to defer Fees shall be made prior to the beginning of the calendar quarter in which the Fees will be earned; provided, however, that an election made within 30 days after a person first becomes a Director shall be effective for Fees earned after such election is made. An election shall continue in effect until the end of the Participant's service as a Director or until the Secretary is notified in writing of a cancellation or modification of the election pursuant to this Section 3.3, whichever shall occur first; provided, however, that unless and then only to the extent that the Committee, in its sole discretion, determines that an Unforeseeable Emergency exists, the election deferring receipt of payment may not be canceled or modified except with regard to Fees to be earned in the quarter(s) beginning after the date the election is so canceled or modified.

3.4

Deferring Fees.  A Participant shall designate the portion of his or her deferred Fees to be invested in one or more of the Investment Options. Beginning January 1, 1996, all Fees deferred by  a Participant in any calendar year shall be invested in the Alcoa Stock Option until one-half of the amount of the annual retainer fee to which such Participant is entitled for such year has been so invested. Thereafter, designations of other Investment Options by a Participant may be made or shall be given effect.  A Participant's deferred Fees shall be credited to the designated Investment Option(s)at the end of the month in which such deferred Fees would have been payable to such Participant but for an election to defer receipt of those Fees, except that the retainer fees shall be credited as of the first day of January, April, July and October of the year in which they are earned.  Such Fees shall be credited to a Participant's Deferred Fee Account as Credits for "units" in the Participant's Deferred Fee Account.  As of any specified date the value per unit shall be deemed to be the value determined for the comparable fund under the Savings Plan.

3.5

Transfers.  A Participant may elect to designate a different Investment Option for all or any portion of the Credits for units in the various Investment Options in his or her Deferred Fee Account, except that Credits for units in the Alcoa Stock Option may not be transferred to any other Investment Option while the Participant is a Director.  Beginning six months after termination of Board service and prior to a complete distribution of the Participant's account, the Participant may transfer Credits for units in the Alcoa Stock Option to other Investment Options to the same extent and frequency as a participant in the Savings Plan. A written election for transfer on a form provided by the Company must be received by the Secretary prior to 4:00 p.m. Eastern Time the business day when it is to become effective. Such election shall be subject to reasonable administrative minimums, and any restrictions recommended by counsel to assure that the Alcoa Stock Option does not become subject to Section 16 of the Securities Exchange Act of 1934 and/or to assure compliance with the provisions thereof.

3.6	Method of Payment.
(a)	All payments with respect to a Participant's Deferred Fee Account shall be made in cash, and no Participant shall have the right to demand payment in shares of Company stock or in any other medium.
(b)

Payments shall be made in a lump sum or, at the election of the Participant, in annual or quarterly installments.  The date of the first such payment shall not be later than the first day of the first calendar quarter subsequent to the Participant's attainment of age 70 in which the Participant shall not be serving as a Director.

(c)	An election to receive installment payments in lieu of a lump sum must be made at least one year before the Participant's service as a Director terminates.
3.7

Election for pre-1990. Any Participant who deferred Fees payable for any year prior to 1990 shall be permitted to elect to designate one or more of the current Investment Options for all (but not less than all) of the amount credited to his Deferred Fee Account.  The election must be received by the Secretary prior to the effective date fixed by the Committee and is subject to the approval of the Committee. Through the date such election becomes effective (if any) his Deferred Fee Account will earn interest as provided in the Plan prior to the 1989 amendments.

3.8

Transition Provision for 1992.  The blackout period from November 2, 1992 through January 1, 1993 and the mapping of Credits from the old to the new Investment Options shall be administered under the Plan in the same fashion as for the Savings Plan, except as otherwise determined by the Committee.

Article IV

BENEFICIARIES

4.1

Designation of Beneficiary.   Each Participant may designate from time to time any person or persons, natural or otherwise, as his Beneficiary or Beneficiaries to whom the amounts credited to his or her Deferred Fee Account are to be paid if he or she dies before all such amounts have been paid to the Participant.   Each Beneficiary designation shall be made on a form prescribed by the Company and shall be effective only when filed with the Secretary during the Participant's lifetime.   Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made.   The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. In the absence of an effective Beneficiary designation or if payment can be made to no Beneficiary, payment shall be made to the Participant's estate.

Article V

PAYMENTS

5.1

Payment of Deferred Fees.   No payment may be made from a Director's Deferred Fee Account except as provided in this Article, unless and then only to the extent that an Unforeseeable Emergency exists as determined by the Committee in its sole discretion.   In the latter case the Committee shall determine when and to what extent Credits in a Participant's Deferred Fee Account may be paid to such Participant prior to or after termination as a Director.

5.2

Payment Upon Termination as Director.  The value of a Participant's Deferred Fee Account shall be payable in cash in a lump sum on or about the first day of the calendar quarter succeeding the quarter in which the Participant's service as a Director is terminated, or, if elected in advance under Section 3.6 hereof, in a lump sum or annual or quarterly installments beginning as specified in the election.   If installments are elected, the amount of each payment shall be a fraction of the value of the Participant's Deferred Fee Account on the last day of the calendar quarter preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.  Such installment payments shall be made on or about the first day of each succeeding year or quarterly period until said Account is exhausted, except as provided in Section 5.1 or Section 5.3.

5.3

Payment Upon Participant's Death.  If a Participant dies with any amount credited to his or her Deferred Fee Account, the value of said Account shall be paid in a single payment(s) to the Beneficiary(ies) or estate, as the case may be, on or about the first day of the calendar quarter next following the date of death or such later date as shall have been selected by the Participant with the consent of the Committee.

Article VI

MISCELLANEOUS

6.1

Participant's Rights Unsecured. The right of any Participant to receive payments from his or her Deferred Fee Account shall be a claim against the general assets of the Company as an unsecured general creditor. The Company may, in its absolute discretion, establish one or more trusts or reserves which may be funded by reference to amounts of Credits standing in Participants' Deferred Fee Accounts hereunder or otherwise.

6.2

Non-assignability.  The right of any Participant or Beneficiary to the payment of Credits in a Deferred Fee Account shall not be assigned, transferred, pledged or encumbered and shall not be subject in any manner to alienation or anticipation.

6.3

Administration and Interpretation.  The Plan shall be administered by the Committee which shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement its provisions.  Decisions of the Committee shall be final and binding.  Routine administration may be delegated by the Committee.

6.4

Amendment and Termination.  The Plan may be amended, modified or terminated at any time by the Board of Directors.  No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts theretofore credited to his or her Deferred Fee Account or earlier effect the payment of Fees already deferred.

6.5	Notices. All notices to the Company under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.
6.6

Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

APPENDIX B

ALCOA INC.

2005 DEFERRED FEE PLAN FOR DIRECTORS

(Effective January 1, 2005; As Amended Effective January 1, 2015)

Article I -Introduction

Alcoa Inc. (the “Company”) has established this 2005 Deferred Fee Plan for Directors (the “Plan”) to provide nonemployee directors with an opportunity to defer receipt of fees earned for services as a member of the Company’s Board of Directors (the “Board”) in 2005 and beyond.

Article II -DEFERRAL OF COMPENSATION

2.1	Definitions. The following definitions apply unless the context clearly indicates otherwise:
(a)	Alcoa Stock Fund means the Investment Option established hereunder with reference to the Alcoa Stock Fund under the Savings Plan.
(b)	Beneficiary means the person or persons designated by a Director under Section 4.1 to receive any amount payable under Section 5.3.
(c)	Board has the meaning ascribed to such term in Article I.
(d)	Chairman means the Chairman of the Board.
(e)	Company has the meaning ascribed to such term in Article I.
(f)	Credits means amounts credited to a Director’s Deferred Fee Account, with all Investment Option units valued by reference to the comparable fund offered under the Savings Plan.
(g)	Deferred Fee Account means a bookkeeping account established by the Company in the name of a Director with respect to amounts deferred hereunder.
(h)

Director means a nonemployee member of the Board who participates in this Plan. Any Director who is a director or chairman of the board of directors of a subsidiary or affiliate of the Company shall not, by virtue thereof, be deemed to be an employee of the Company or such subsidiary or affiliate for purposes of eligibility under this Plan.

(i)

Director Share Ownership Guideline means the minimum value of Alcoa common stock or units in the Alcoa Stock Fund required to be held by each Director, as established from time to time by the Board. Effective January 1, 2015, the Director Share Ownership Guideline for a Director shall be $750,000. A Director is required to invest 50% of the Director’s annual Fees in Alcoa common stock or defer into the Alcoa Stock Fund under this Plan until the value of the investment reaches $750,000. The investment will be valued on the first Monday in December of each year and shall be held until retirement from the Board. Until the Director Share Ownership Guideline is satisfied by a particular Director, he or she is required to defer the Required Deferral Amount (defined below) or otherwise use that amount of annual Fees for the purchase of Alcoa common stock.

(j)

Fees means all cash amounts payable to a Director for services rendered as a member of the Board in 2005 and thereafter that are specifically designated as fees, including, but not limited to, annual and/or quarterly retainer fees, fees (if any) paid for attending meetings of the Board or any Committee thereof, fees for serving as a Committee Chair, as Lead Director or as a member of a Committee, and any per diem fees.

(k)	Investment Options means the respective options established hereunder with reference to the comparable funds under the Savings Plan.
(l)	Plan has the meaning ascribed to such term in Article I.
(m)	Required Deferral Amount means 50% of annual Fees, until such time as a Director has satisfied the then applicable Director Share Ownership Guideline.
(n)	Savings Plan means the Company’s principal savings plan for salaried employees.
(o)	Secretary means the Secretary of the Company.
(p)

Unforeseen Emergency means a severe financial hardship to the Director resulting from (1) an illness or accident affecting the Director or his or her spouse or dependent; (2) loss of the Director’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control.

Article III -BENEFICIARIES

3.1

Amount of Deferral. Beginning January 1, 2005, until a Director owns beneficial shares of Alcoa common stock and/or has units in the Alcoa Stock Fund with a value at least equal to the then applicable Director Share Ownership Guideline, the Director will be required to either defer at least the Required Deferral Amount in the Alcoa Stock Fund or use such amount to purchase Alcoa common stock. Beyond that requirement, a Director may elect to defer receipt of all Fees, or of all Fees of one or more types, or a specified portion (in 1% increments) otherwise payable to him or her.

3.2

Manner of Electing Deferral. A Director may elect, or modify a prior election, to defer the receipt of all or certain Fees by giving written notice to the Secretary on a form provided by the Company, or in any other manner that is deemed sufficient from time to time by the Chairman.

3.3

Annual Elections of Deferral. An election to defer Fees shall be made prior to the beginning of the calendar year in which the Fees will be earned; provided, however, that an election made within 30 days after a person first becomes a Director shall be effective for Fees earned during that year. An election shall continue in effect until the end of the year following the date of the deferral election, or until the end of the Director’s service on the Board, whichever shall occur first. The election to defer receipt of payment may not be canceled or modified unless the Chairman, in his sole discretion, determines that an Unforeseen Emergency exists, or except as otherwise permitted by Internal Revenue Service regulations.

3.4

Deferring Fees. A Director shall designate the portion of his or her deferred Fees to be invested in one or more of the Investment Options. Until the Director Share Ownership Guideline is satisfied, the Required Deferral Amount is required to be deferred into the Alcoa Stock Fund or used to purchase Alcoa common stock. Any Director who has satisfied the Director Share

Ownership Guideline or who wishes to defer funds other than the Required Deferral Amount may designate Investment Options other than the Alcoa Stock Fund for those amounts. A Director’s deferred Fees shall be credited to the designated Investment Option(s) at the beginning of the calendar quarter following the quarter in which such Fees were earned. Such Fees shall be credited to the Director’s Deferred Fee Account as Credits for “units” in the Director’s Deferred Fee Account. As of any specified date, the value per unit in the Director’s Deferred Fee Account shall be deemed to be the value determined for the comparable fund under the Savings Plan.

3.5

Transfers. A Director may elect to designate a different Investment Option for all or any portion of the Credits for units in the various Investment Options in his or her Deferred Fee Account, provided that, once the value of the Credits in the Alcoa Stock Fund equals the Director Share Ownership Guideline, Credits for at least that value must be maintained in the Alcoa Stock Fund for the duration of the Director’s service on the Board. Beginning six (6) months after termination of Board service, and prior to a complete distribution of the Director’s Deferred Fee Account, the Director may transfer Credits in units in the Alcoa Stock Fund to other Investment Options to the same extent and frequency as a participant in the Savings Plan. A written election on a form provided by the Company for transfer of investments into or out of any Investment Option other than the Alcoa Stock Fund must be received by the Secretary prior to 4:00 p.m. Eastern Time on the business day when it is to become effective. Transfer of investments into or out of the Alcoa Stock Fund must be received by 8:00 a.m. Eastern Time on the business day it is to become effective. Such transfers into or out of the Alcoa Stock Fund can be accomplished only once every fifteen (15) days. In addition, such transfers shall be subject to reasonable administrative minimums, and any restrictions recommended by counsel to ensure compliance with applicable law.

3.6	Method of Payment.
(a)	All payments with respect to a Director’s Deferred Fee Account shall be made in cash, and no Director shall have the right to demand payment in shares of Alcoa common stock or in any other medium.
(b)

Payments shall be made in a lump sum as soon as administratively practicable following six (6) months after the conclusion of the Director’s service on the Board. Notwithstanding the foregoing, a Director can elect (at the time of making his or her annual deferral designation under Section 3.3) to receive the deferred Fees in up to ten (10) annual installments. The first such installment payment shall occur during the sixth month following the conclusion of the Director’s service on the Board, or during the first month of the calendar year following the conclusion of the Director’s service on the Board, whichever occurs later.

(c)

A Director may make an election to receive deferred Fees in up to ten (10) annual installments or a lump sum payment, provided that if such election is made by a Director to change the manner of payment of the Credits in such Director’s Deferred Fee Account and not with respect to the annual deferral designation made for Fees to be earned in an upcoming year, such payment election change (i) must be made at least twelve (12) months before the Director’s service on the Board ends, (ii) will be effective twelve (12) months following the date of the payment election change, and (iii) will result in a delay of payment of such deferred Fees until the later of (x) five (5) years from the date of the payment election change and (y) the end of the Director’s service on the Board. A payment election change is irrevocable upon receipt unless a Director makes a subsequent payment election change, in which case such subsequent payment election change shall be subject to the requirements of the foregoing clauses (i) to (iii).

Article IV -Beneficiaries

4.1

Designation of Beneficiary. Each Director may designate from time to time one or more natural persons or entities as his or her Beneficiary or Beneficiaries to whom the amounts credited to his or her Deferred Fee Account are to be paid if he or she dies before all such amounts have been paid to the Director. Each Beneficiary designation shall be made on a form prescribed by the Company and shall be effective only when filed with the Secretary during the Director’s lifetime. Each Beneficiary designation filed with the Secretary shall revoke all Beneficiary designations previously made. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. In the absence of an effective Beneficiary designation, or if payment can be made to no Beneficiary, payment shall be made to the Director’s estate.

Article V -PAYMENTS

5.1

Payment of Deferred Fees. No payment may be made from a Director’s Deferred Fee Account except as provided in this Article, unless an Unforeseen Emergency exists as determined by the Chairman in his sole discretion. If an Unforeseen Emergency is determined by the Chairman to exist, the Chairman shall determine when and to what extent Credits in the Director’s Deferred Fee Account may be paid to such Director prior to or after the Director’s service on the Board; provided, however, that the amounts distributed in connection with such an emergency cannot exceed the amounts necessary to satisfy the emergency plus what is necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent such liquidation would not itself cause severe financial hardship.).

5.2

Payment upon Termination of Service on the Board. The value of a Director’s Deferred Fee Account, determined in accordance with the last sentence of Section 3.4, shall be payable in cash in a lump sum as soon as administratively practicable following six (6) months after the Director’s service on the Board ends, or if elected in advance by the Director under Section 3.6 hereof, in annual installments. If installments had been elected, the amount of each payment shall be a fraction of the value of the Director’s Deferred Fee Account designated by the Director for installment payments and in such account on the last day of the calendar month preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. The first installment payment shall be made as provided in the last sentence of Section 3.6(b), and all subsequent installment payments shall be made during the first month of each succeeding year until said account is exhausted, except as provided in Section 5.1 or Section 5.3.

5.3

Payment upon a Director’s Death. If a Director dies with any amount credited to his or her Deferred Fee Account, the value of said account shall be paid as soon as administratively practicable in a single payment to the Beneficiary (or in several payments to the Beneficiaries if more than one were named by the Director) or to the Director’s estate, as the case may be.

Article VI -MISCELLANEOUS

6.1

Director’s Rights Unsecured. Payments payable hereunder shall be payable out of the general assets of the Company, and no segregation of assets for such payments shall be made by the Company. The right of any Director or Beneficiary to receive payments from a Deferred Fee Account shall be a claim against the general assets of the Company as an unsecured general creditor. The Company may, in its absolute discretion, establish one or more trusts or reserves, which may be funded by reference to amounts of Credits standing in the Director’s Deferred Fee Accounts hereunder or otherwise. Any such trust or reserve shall remain subject to the claims of creditors of the Company. If any amounts held in a trust of the above described nature are found (due to the creation or operation of said trust) in a final decision by a court of competent jurisdiction, or under a “determination” by the Internal Revenue Service in a closing agreement in audit or final refund disposition (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended), to have been includable in the gross income of a Director or Beneficiary prior to payment of such amounts from said trust, the trustee for the trust shall, as soon as practicable, pay to such Director or Beneficiary an amount equal to the amount determined to have been includable in gross income in such determination, and shall accordingly reduce the Director’s or Beneficiary’s future benefits payable under this Plan. The trustee shall not make any distribution to a Director or Beneficiary pursuant to this paragraph unless it has received a copy of the written determination described above, together with any legal opinion that it may request as to the applicability thereof.

6.2

Responsibility for Taxes. The Director or Beneficiary is liable for any and all taxes that are applicable to the amounts payable under the Plan, including any taxes deemed payable prior to payment out of the Plan.

6.3

Nonassignability. The right of any Director or Beneficiary to the payment of Credits in a Deferred Fee Account shall not be assigned, transferred, pledged or encumbered and shall not be subject in any manner to alienation or anticipation.

6.4

Administration and Interpretation. The Plan shall be administered by the Secretary’s office. Questions of construction and interpretation will be referred to the Chairman. The Chairman’s decision shall be final and binding.

6.5

Amendment and Termination. The Plan may be amended, modified or terminated at any time by the Board. No amendment, modification or termination shall, without the consent of a Director, adversely affect such Director’s rights with respect to amounts theretofore credited to his or her Deferred Fee Account or earlier effect the payment of Fees already deferred.

6.6	Notices. All notices to the Company under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.
6.7

Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, excluding any choice of law provisions, which may indicate the application of the laws of another jurisdiction.

APPENDIX C

ALCOA CORPORATION

2016 DEFERRED FEE PLAN FOR DIRECTORS

APPENDIX C

Terms Applicable to Directors in Canada

Pursuant to Section 6.6 of the Alcoa Corporation 2016 Deferred Fee Plan for Directors, as amended (the "Plan"), the following provisions apply to participation in the Plan by any Director who is tax resident in Canada. Capitalized terms not defined in this Appendix C have the meanings set forth in the Plan.

C-1.

Form of Deferred Investment. Notwithstanding anything in the Plan to the contrary, including without limitation Section 3.5, a Director may not designate any portion of his or her Fees to be deferred and invested in the Investment Options; however, a Director may designate all or a portion of his or her Fees to be deferred and invested in Deferred Fee RSU Awards, pursuant to Section 3.6 of the Plan.

C-2.

Form of Payment. Notwithstanding anything in the Plan to the contrary, including without limitation Sections 3.3 and 5.2(c), a Director may not elect to receive installment payments of Fees deferred into Deferred Fee RSU Awards under the Plan or of Annual Equity Awards. All Fees deferred under the Plan and all Annual Equity Awards will be paid to the Director in a single lump sum payment following the Director’s separation from service, in accordance with Section 5.2(a) and (b) of the Plan.

C-3.

No Payment upon Unforeseeable Emergency. Notwithstanding anything in the Plan to the contrary, including without limitation Section 5.1 of the Plan, no payment of any Fees deferred under the Plan or of any Annual Equity Award may be made upon an Unforeseeable Emergency (as defined in Section 2.1(bb) of the Plan).

C-1